As filed with the Securities and Exchange Commission on April 16, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTRAL GARDEN & PET COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	68-0275553
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

(Address of Principal Executive Offices)

Central Garden & Pet Company

2003 Omnibus Equity Incentive Plan

Investment Growth Plan

(Full Title of the Plans)

Joyce McCarthy

General Counsel & Secretary

Central Garden & Pet Company

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

(925) 948-4000

(Name, Address, including zip code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Brett Cooper

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, California 94105-2669

(415) 773-5700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SHARES

Pursuant to General Instruction E of Form S-8, Central Garden & Pet Company (the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering (i) 6,250,000 additional shares of the Registrant’s Class A Common Stock, par value $0.01 per share (the “Common Stock”), that have been reserved for issuance under the Registrant’s 2003 Omnibus Equity Incentive Plan, as amended and restated (the “EIP”), as approved by stockholders at Registrant’s Annual Meeting of Stockholders on February 13, 2012 and as adjusted for the 1-for-4 stock dividend issued on February 8, 2024; and (ii) 2,000,000 additional shares of Class A Common Stock in connection with the Registrant’s Investment Growth Plan (the “Investment Growth Plan,” and together with the EIP, the “Plans”).

These additional shares of Common Stock are securities of the same class as other securities for which an original Registration Statement on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on August 19, 2011 (File No. 333-176408) with respect to the EIP and the Investment Growth Plan (the “Prior Registration Statement”).

This Registration Statement hereby incorporates by reference the contents of the Prior Registration Statement referenced above, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates by reference in this Registration Statement the following documents previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 28, 2024 (File No. 001-33268) filed with the Commission on November 27, 2024;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 2024 (File No. 001-33268) filed with the Commission on February 6, 2025;

(c)

The Registrant’s Current Reports on Form 8-K filed with the Commission on December 16, 2024 and February 18, 2025 (File No. 001-33268) (except for any portion of such reports that are deemed “furnished” rather than “filed”);

(d)

The description of the Registrant’s Class  A Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on January 24, 2007 as supplemented by Exhibit 4.12 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 28, 2019, including any amendment or report filed for the purpose of updating such information; and

(e)	The Investment Growth Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2023 filed with the Commission on June 20, 2024.

All documents subsequently filed by the Registrant or the Investment Growth Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to specific sections of such statements as set forth therein.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Inapplicable.

Item 5.	Interests of Named Experts and Counsel

Inapplicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Law”) authorizes a Delaware corporation to indemnify officers, directors, employees and agents of the corporation, in connection with actual or threatened actions, suits or proceedings provided that such officer, director, employee or agent acted in good faith and in a manner such officer reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The Registrant’s Fourth Amended and Restated Certificate of Incorporation and By-Laws provide that its directors will not be liable to the Registrant or its stockholders for monetary damages for breaches of fiduciary duty, to the fullest extent permitted by law. This provision is intended to allow the Registrant’s directors the benefit of the Delaware Law which provides that directors of Delaware corporations may be relieved of monetary liability for breaches of their fiduciary duty of care except under certain circumstances, including breach of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or known violation of law or any transaction from which the director derived an improper personal benefit.

The Registrant has entered into separate indemnification agreements with each of its directors and executive officers, whereby the Registrant agrees, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance if available at reasonable terms. The Registrant currently maintains liability insurance for officers and directors.

Item 7.	Exemption From Registration Claimed

Inapplicable.

Item 8.	Exhibits

Exhibit Number	Name

5.1*	Opinion of Orrick, Herrington & Sutcliffe LLP.

23.1*	Consent of Orrick, Herrington & Sutcliffe LLP is included in Exhibit 5.1 to this Registration Statement.

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1*	Powers of Attorney included on signature page of this Registration Statement.

99.1	2003 Omnibus Equity Incentive Plan, as amended and restated effective February 13, 2012 (Incorporated by reference from Exhibit 10.4 to the Company’s Annual Report on Form 10-K filed by the Registrant on November 27, 2024).

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, State of California on the 16th day of April 2025.

CENTRAL GARDEN & PET COMPANY
(Registrant)

By:	/s/ Nicholas Lahanas
Nicholas Lahanas
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nicholas Lahanas and Joyce McCarthy, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to this Registration Statement on Form S-8) with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Niko Lahanas Nicholas Lahanas	Chief Executive Officer and Director (Principal Executive Officer)	April 16, 2025

/s/ Bradley G. Smith Bradley G. Smith	Chief Financial Officer (Principal Financial Officer)	April 16, 2025

/s/ Howard A. Machek Howard A. Machek	Chief Accounting Officer (Principal Accounting Officer)	April 16, 2025

Signature	Title	Date

/s/ William E. Brown William E. Brown	Director	April 16, 2025

/s/ Courtnee Chun Courtnee Chun	Director	April 16, 2025

/s/ Lisa Coleman Lisa Coleman	Director	April 16, 2025

/s/ Brendan P. Dougher Brendan P. Dougher	Director	April 16, 2025

/s/ Randal D. Lewis Randal D. Lewis	Director	April 16, 2025

/s/ Christopher T. Metz Christopher T. Metz	Director	April 16, 2025

/s/ Brooks M. Pennington III Brooks M. Pennington III	Director	April 16, 2025

/s/ John R. Ranelli John R. Ranelli	Director	April 16, 2025

/s/ Mary Beth Springer Mary Beth Springer	Director	April 16, 2025